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                                                                       EXHIBIT 8


             [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]



                                  May 6, 1998


Board of Directors
Alliance Bancorp
One Grant Square
Hinsdale, Illinois  60521

Board of Directors
Southwest Bancshares, Inc.
4062 Southwest Highway
Hometown, Illinois 60456

      RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER OF SOUTHWEST BANCSHARES, INC. AND ALLIANCE BANCORP FOLLOWED BY THE MERGER OF SOUTHWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO AND LIBERTY FEDERAL BANK

Gentlemen:

     We have acted as special counsel to Alliance Bancorp, a non-diversified, unitary savings and loan holding company, with principal offices in Hinsdale, Illinois, in connection with the proposed merger of Southwest Bancshares, Inc. ("SWB"), a non-diversified unitary savings and loan holding company with principal offices in Hometown, Illinois (the "Company Merger"). After the Company Merger, Southwest Federal Savings and Loan Association of Chicago ("Southwest Federal"), a wholly-owned subsidiary of SWB, will merge into Liberty Federal Bank ("Liberty Federal") a wholly-owned subsidiary of Alliance Bancorp (the "Bank Merger"). Both the Company Merger and the Bank Merger (collectively, the "Merger") are pursuant to the Agreement and Plan of Merger dated as of December 16, 1997, by and between Alliance Bancorp and Southwest Bancshares, Inc. ("Merger Agreement") which is described and set forth in the Proxy Statement of Alliance Bancorp included in the Registration Statement on Form S-4 as filed with the Securities Exchange Commission ("SEC") (the "Proxy"). This opinion is being rendered pursuant to your request. Terms used but not defined herein, whether capitalized or not, shall have the meaning given to them in the Merger Agreement.

     For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4,filed by Alliance in connection with the above-noted transactions (the "Registration Statement"), and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are
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Board of Directors
Alliance Bancorp
Board of Directors
Southwest Bancshares, Inc.
May 6, 1998
Page 2


requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consent of Alliance Bancorp and the consent of SWB, upon certain written representations of Alliance Bancorp and SWB (which representations we have neither investigated nor verified), copies of which are attached hereto.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Agreement will be consummated strictly in accordance with the Agreement and as described in the Proxy, that the Company Merger will qualify as a statutory merger under the applicable laws of the State of Delaware, and that the Bank Merger will qualify as a statutory merger under applicable federal law.

     Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the Company Merger and the Bank Merger.

     1. The Company Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code.

     2. No gain or loss will be recognized by Alliance Bancorp, Liberty Federal, Alliance Bancorp stockholders, SWB or Southwest Federal as a result of the Company Merger or the Bank Merger.

     3. No gain or loss will be recognized by any SWB stockholder upon the exchange of SWB Common Stock solely for Alliance Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Alliance Bancorp Common Stock, if any, as discussed below).

     4. The aggregate tax basis of the Alliance Bancorp Common Stock received by each stockholder of SWB who exchanges SWB Common Stock for Alliance Bancorp Common Stock in the Merger will be the same as the aggregate tax basis of the SWB Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Alliance Bancorp Common Stock).
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Board of Directors
Alliance Bancorp
Board of Directors
Southwest Bancshares, Inc.
May 6, 1998
Page 3


     5. The holding period of the shares of Alliance Bancorp Common Stock received by a SWB stockholder in the Merger will include the holding period of the SWB Common Stock surrendered in exchange therefor, provided that such shares of SWB Common Stock were held as a capital asset by such stockholder at the Effective Time.

     6. Cash received in the Merger by a SWB stockholder in lieu of a fractional share interest of Alliance Bancorp Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Alliance Bancorp Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the SWB Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).

     This opinion may not be applicable to Alliance Bancorp stockholders who received their Alliance Bancorp Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     We hereby consent to the filing of the opinion as an exhibit to the Company's Registration Statement on Form S-4 as filed with the SEC. We also consent to the references to our firm in the Joint Proxy Statement/Prospectus contained in the Form S-4 under the captions "The Merger--Federal Income Tax Consequences of the Merger" and "Legal Matters."

                         Very truly yours,


                         /s/ Luse Lehman Gorman Pomerenk & Schick

                         LUSE LEHMAN GORMAN POMERENK
                            & SCHICK, A Professional Corporation